Exhibit 99.2

Contact:
Victor Chynoweth
206/701-2280
victorc@cray.com

CRAY INC. COMPLETES OFFERING OF 3.0% CONVERTIBLE SENIOR
SUBORDINATED NOTES

SEATTLE (December 6, 2004) – Cray Inc. (Nasdaq NM: CRAY) today announced it has completed its offering of $65 million of 3.0% convertible senior subordinated notes due 2024 to qualified institutional buyers. The Company has granted the initial purchaser of the notes an option to purchase up to an additional $15 million aggregate principal amount of the notes, which must be exercised on or before December 31, 2004.

The notes will be convertible into the Company’s common stock at an initial conversion rate of 207.2002 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $4.83 per share, representing a conversion premium of approximately 37.5% to the $3.51 closing price of the Company’s common stock on November 30, 2004) under certain conditions and subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including but not limited to if, during specified periods, the closing price of the Company’s common stock exceeds 120% of the then current conversion price. Upon conversion, the Company may deliver cash or a combination of cash and shares of its common stock in lieu of shares of its common stock.

The notes will mature on December 1, 2024, and will not be redeemable by the Company prior to December 1, 2009, except after December 1, 2007, the Company can redeem the notes if the closing price of the common stock exceeds 150% of the conversion price for 20 trading days in the 30-trading day period before a redemption notice. The holders of the notes will be able to require the Company to repurchase some or all of the notes on December 1, 2009, 2014 and 2019, or upon the occurrence of certain fundamental changes.

The Company intends to use the net proceeds from the offering to support our operations and growth and for other general corporate purposes.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. For a discussion of these risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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